Exhibit 23.5

25	February 2016

The Board of Directors
HSBC Holdings plc

I, C G Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the Annual Report on Form 20-F for the year ended December 31, 2015 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Company’s Registration Statement on Form F-3 to be filed on or about February 25, 2016.

Sincerely

/s/ C G Singer
C G Singer
Fellow of the Institute and Faculty of Actuaries

Colin Singer

Consulting Actuary

Watson House

London Road

Reigate

Surrey RH2 9PQ

UK

T +44 1737 241144

D +44 1737 274192

F +44 1737 241496

E colin.singer@willistowerswatson.com

W willistowerswatson.com

Towers Watson Limited is registered in England and Wales

Registration number 5379716, Registered address: Watson House, London Road, Reigate, Surrey RH2 9PQ, UK.

Authorised and regulated by the Financial Conduct Authority.